Exhibit 16.1

Letterhead of Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

An Independent CPA Firm

1675 N. Military Trail, Fifth Floor Boca Raton, Florida 33486

Main: 561.994.5050 Fax: 561.241.0071 www.mhmcpa.com

September 7, 2016

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street. NE

Washington. DC 20549

Re: ERBA Diagnostics, Inc.

File No. 1-14798

Ladies and Gentlemen,

We have read Item 4.01 of Form 8-K dated August 31, 2016, of ERBA Diagnostics, Inc. (the "Company") and are in agreement with the statements contained in the first, third and fourth paragraphs on page 2 therein. We are also in agreement with the statement that our reports on the Company's financial statements for each of the years ended December 31, 2014 and 2013 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles contained in the second paragraph on page 2 therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Mayer Hoffman McCann P.C.

Boca Raton, Florida

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